Exhibit 3.2

AMENDMENT NO. 12

TO THE

HUSKER AG, LLC

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

1.	Sections 1.8, 1.9, 1.10, 1.11, and 1.12 of the Operating Agreement are hereby renumbered to be Sections 1.9, 1.10, 1.11, 1.12, and 1.8, respectively.

2.	Section 1.20 is hereby deleted in its entirety and the following substituted in lieu thereof:

“1.20 “Publicly Traded Partnership” shall mean a partnership whose interests are traded on an established securities market, or are readily tradable on a secondary market (or the substantial equivalent thereof), within the meaning of Treasury Regulations Section 1.7704-1, as amended from time to time.”

3.	Section 2.3 is hereby amended to update the Company’s address, with the revised full text of the amended Section 2.3 reading as follows:

“2.3 Principal Office. The principal office of the Company shall be at 54048 Highway 20, Plainview, Nebraska 68769 or such place as the Members may, from time to time, designate by appropriate amendment to the Company’s Articles of Organization. The Board may establish additional places of business for the Company when and where required by the business of the Company.”

4.	Sections 2.4 and 2.5 were amended to provide clarification and to delete “Capital Contributions” from required inclusion in the Membership Register. The full text of amended Sections 2.4 and 2.5 reads as follows:

“2.4 Names and Addresses of Members. The names, addresses and number of Units held by the initial Members of the Company are set forth in the Membership Register.

2.5 Membership Units and Register. Ownership rights in the Company are evidenced by Units. The Company shall maintain a membership register (the “Membership Register”) at its principal office or by a duly appointed agent of the Company setting forth the name, address and number of Units held by each Member which shall be modified from time to time as Transfers occur or as additional Units are issued to new or existing Members pursuant to the provisions of this Agreement.”

5.	Section 4.1 is hereby deleted in its entirety and the following substituted in lieu thereof:

“4.1 Initial Paid-In Capital. The name, address, original Capital Contribution, and initial Units quantifying the Interest of the initial Members are set out in the Membership Register or otherwise in the Company records. Capital Contributions for new Members accepted by the Board, from time to time, shall be made by each new Member as determined by the Board in its sole discretion.”

6.	The phrase “and shall be repaid pursuant to Section 5.8(a) below” is hereby deleted from the end of Section 4.5, regarding Loans from Directors and Members, with the amended Section 4.5 reading as follows:

“4.5 Loans from Directors and Members. The Company may borrow money from and enter into other transactions with any Director or Member. Borrowing from or engaging in other transactions with one or more Directors or Members does not obligate the Company to provide comparable opportunities to other Directors or Members. Any loan made by a Director or Member to the Company shall be evidenced by a promissory note made payable from the Company to such Director or Member. Loans by a Director or Member to the Company shall not be considered Capital Contributions.”

7.	Section 6.1(a) is hereby amended to provide that capital expenditures in excess of $50,000 must be approved by the Board (formerly a $20,000 limitation).

8.	Section 6.1(c) is hereby amended to delete all references to the Company’s initial meetings of its members in 2002, 2003, and 2004, and to reflect that the Company’s pre-established staggered terms shall continue for its Board of Directors. The full text of the amended section reads as follows:

“(c) The Board of Directors shall be comprised of thirteen (13) members who shall be elected by the Members at the annual meeting of the Members in accordance with Section 8.2 of this Agreement. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III, with Class I consisting of five (5) directors and Class II and Class III each consisting of four (4) directors. The Directors shall serve staggered terms of three (3) years and until their successor is elected and qualified. Directors need not be residents of the State of Nebraska or Members of the Company.”

9.	Section 7.7 is hereby deleted in its entirety and the following substituted in lieu thereof:

“7.7 Representations and Warranties. Upon signing this Agreement or an Addendum hereto, each Member represents and warrants to the Company that: (i) the Member has full power and authority to execute this Agreement or such Addendum and to agree to this Agreement and to perform its obligations hereunder, and that all actions necessary for the due authorization, execution, delivery and performance of this Agreement or such Addendum by that Member have been duly taken; (ii) the Member has duly executed and delivered this Agreement or an Addendum hereto; and (iii) the Member’s authorization, execution, delivery, and performance of this Agreement and/or Addendum hereto do not conflict with any other agreement or arrangement to which the Member is a party or by which the Member is bound.”

10.	Section 10.2 is hereby amended to add the following as subsection (e):

“(e) Such other Transfer meeting the requirements of Section 1.7704-1 of the Treasury Regulations governing Publicly Traded Partnerships, as determined by the Board of Directors in its sole discretion.”

11.	Subsection (e) of Section 10.3, regarding “Conditions Precedent to Transfers” of Units”, is hereby amended to read in its entirety as follows:

“(e) evidence satisfactory in form and substance to the Board that the transferee meets the requirements, including maximum Unit ownership limitations, set forth in Section 4.3 of this Agreement; and”

12.	In subsection 10.10, the sentence “The Redemption Value of the Company shall be determined at least annually” is hereby replaced with “The Redemption Value of the Company shall be determined at such times as selected by the Board in its sole discretion.” The phrase “Valuations shall generally be performed, at the discretion of the Board, as of the end of each fiscal year of the Company’s operations at the annual meeting of the Board” is hereby replaced with the phrase “Valuations may generally be performed, at the discretion of the Board, as of the end of each fiscal year of the Company’s operations at the annual meeting of the Board.”

13.	Section 14.19, regarding execution of the Operation Agreement in counterparts, is hereby amended to add the phrase “including Addendums hereto.”

14.	Other minor revisions were made to Sections 1.8, 2.6, 5.2, 5.5(h), 6.1(a), 6.6, 6.9, 6.10, 7.9, 8.3, 9.3, 10.1, 10.7(b), 10.9(b), 10.12, 14.1, and 14.13, but those changes did not alter the substance of such Sections.

Effective Date: November 30, 2007.

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